Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

December 21, 2021

Petróleo Brasileiro S.A. - Petrobras

Avenida República do Chile 65

Rio de Janeiro/RJ - Brasil

Petrobras Global Finance B.V. - PGF
Weena 762, 9th floor, Room A, 3014 DA
Rotterdam, the Netherlands

Re: Registration Statements on Form F-3, dated December 21, 2021 (the “Registration Statements”)

We consent to the use of our reports dated March 24, 2021, with respect to the consolidated financial statements of Petróleo Brasileiro S.A. – Petrobras, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Rio de Janeiro, Brazil